Exhibit 21.1
SUBSIDIARIES OF NII HOLDINGS, INC.
(as of February 28, 2015)

Corporation	Jurisdiction of Incorporation
Nextel International (Services) Ltd.	Delaware, USA
NII Funding Corp.	Delaware, USA
NII Aviation, Inc.	Delaware, USA
NII Capital Corp.	Delaware, USA
NII Global Holdings, Inc.	Delaware, USA
NII International Holdings S.à r.l.	Luxembourg
NII International Services S.à r.l.	Luxembourg
NII International Telecom S.C.A.	Luxembourg
NII Mercosur Móviles, S.L.	Spain
NII Mercosur Telecom, S.L.	Spain
Nextel Communications Argentina S.R.L.	Argentina
Sumbawa Directorship, S.L.	Spain
Tromsoya Directorship, S.L.	Spain
NII Mercosur, LLC	Delaware, USA
NII Holdings (Cayman), Ltd.	Cayman Islands
Nextel International (Argentina), Ltd.	Cayman Islands
Centennial Cayman Corp.	Cayman Islands
Nextel International (Peru) LLC	Cayman Islands
Nextel International (Indonesia) LLC	Cayman Islands
NII International Mercosur S.à r.l.	Luxembourg
NII International Mobile S.à r.l.	Luxembourg
McCaw International (Brazil), LLC	Virginia, USA
Airfone Holdings, LLC	Delaware, USA
Nextel Telecomunicações S.A.	Brazil
Nextel Telecomunicações Ltda.	Brazil
Nextel Telecomunicações de Longa Distancia Ltda.	Brazil
Nextel Telecomunicações SMP Ltda.	Brazil
Sunbird Participações Ltda.	Brazil
Sunbird Telecomunicações Ltda.	Brazil
NIHD Telecom Holdings B.V.	Netherlands
NII 4G, S. de R.L. de C.V.	Mexico
NIU Holdings, LLC	Delaware, USA
Nextel International (Uruguay), LLC	Delaware, USA
Comunicaciones Nextel de México, S.A. de C.V.	Mexico
NII Mexico, LLC	Delaware
Fundación Nextel, A.C.	Mexico
Prestadora de Servicios de Radiocomunicación, S. de R.L. de C.V.	Mexico
Servicios NII, S. de R.L. de C.V.	Mexico
NII Telecom, S. de R.L. de C.V.	Mexico
Inversiones Nextel de México, S. de R.L. de C.V.	Mexico
NII Digital, S. de R.L. de C.V.	Mexico
Delta Comunicaciones Digitales, S. de R.L. de C.V.	Mexico